Exhibit 99.1

Airgas Reports Strong Fiscal 2012 Third Quarter Earnings

  Adjusted diluted EPS* of $0.97, up 21% over prior year
  Same-store sales up 9% over prior year
  Return on capital* of 12.3%, up 100 basis points over prior year
  Full-year adjusted diluted EPS* guidance updated to $4.03 to $4.07 from $3.97 to $4.07

RADNOR, Pa.--(BUSINESS WIRE)--January 26, 2012--Airgas, Inc. (NYSE: ARG), the largest U.S. distributor of industrial, medical, and specialty gases, and related supplies, today reported strong performance in sales, operating income, and earnings for its third quarter ended December 31, 2011. Business trends reflect continued volume growth across the Company’s customer base with particular strength in large manufacturing, petrochemical, and energy customers.

Third quarter adjusted earnings per diluted share* were $0.97, an increase of 21% from $0.80 in the prior year. Results included SAP implementation costs and depreciation expense of $0.10 and $0.02 per diluted share for the current and prior year quarters, respectively, and the current quarter reflected the benefit of the Company’s two recently completed share repurchase programs, which largely offset the incremental SAP costs.

	Third Quarter
	FY2012	FY2011	% Change
Earnings per diluted share (GAAP)	$0.93	$0.65	43%
Restructuring and other special charges	0.02	-
Costs (benefits) related to unsolicited takeover attempt	(0.01)	0.13
Multi-employer pension plan withdrawal charges	0.03	-
One-time interest penalty	-	0.02
Adjusted earnings per diluted share (non-GAAP)	$0.97	$0.80	21%

Third quarter sales were $1.15 billion, an increase of 12% over the prior year. Same-store sales grew 9% in the quarter, with hardgoods up 14% and gas and rent up 7%. Acquisitions contributed sales growth of 3% in the quarter. Sequentially, total sales declined 3% from the second quarter, driven by normal seasonality in the All Other Operations business segment, the impact of holidays, and two fewer selling days in the third quarter. Sequentially, sales per day were comparable to the second quarter on a consolidated basis and increased 2% in the Distribution business segment.

“We continue to see evidence of steady economic growth in U.S. manufacturing, as well as in our petrochemical and energy customers,” said Airgas Chief Executive Officer Peter McCausland. “Strong growth in welding and automation equipment revenue is outpacing the remainder of our hardgoods portfolio, which is an encouraging indicator of future activity in our industrial customer base.”

Adjusted operating margin* of 11.7% for the third quarter included 110 basis points of impact from SAP implementation costs and depreciation expense. Prior year adjusted operating margin* of 12.2% included only 30 basis points of impact from SAP implementation costs and depreciation expense. Distribution segment operating margin, which does not include an allocation of SAP implementation costs, was 12.7% for the third quarter, a 30 basis point improvement over the prior year.

“Our sharp operating focus drove sequential expansion in our Distribution segment gross and operating margins,” McCausland said. “Our return on capital* increased by 100 basis points over last year to 12.3% as we continue to leverage our national footprint and industry-leading platform on growing sales volumes.”

Year-to-date free cash flow* through the third quarter was $175 million, compared to $255 million in the prior year, and adjusted cash from operations* was $417 million for the current year-to-date period compared to $419 million in the prior year. The year-to-date decrease in free cash flow from the prior year reflects an increase in capital expenditures and working capital to support strong sales growth. Free cash flow for the current and prior year quarters was $69 million and $67 million, respectively.

During the fiscal 2011 fourth quarter, the Company completed a $300 million share repurchase program, repurchasing 4.78 million shares at an average price of $62.76. During the first quarter of fiscal 2012, the Company completed an additional $300 million share repurchase program, repurchasing 4.46 million shares at an average price of $67.19.

Guidance Update

The Company expects adjusted earnings per diluted share* for the fourth quarter of fiscal 2012 to increase 18% to 23% from $0.88 in the prior year to $1.04 to $1.08, which includes $0.08 of SAP implementation costs and depreciation expense, compared to $0.04 in the prior year, and also includes the benefit from share repurchases. The sequential increase in adjusted earnings per diluted share from the third quarter primarily reflects the impact of two additional selling days, the falloff of the third quarter holiday impact, and continued business growth in the Distribution segment.

For fiscal 2012, the Company expects adjusted earnings per diluted share* to increase 21% to 22% from $3.34 in fiscal 2011 to $4.03 to $4.07, which includes an anticipated $0.33 of SAP implementation costs and depreciation expense, compared to $0.14 in fiscal 2011, and also includes the benefit from share repurchases.

Special gains and charges for fiscal 2012 are expected to approximate a net charge of $0.17 compared to a net charge of $0.41 in fiscal 2011. All special gains and charges are excluded from the quarter and full year adjusted earnings guidance above.

“I am pleased with the significant progress we have made on our SAP implementation, with nearly forty percent of the business now running smoothly on our new platform,” said McCausland. “While we are still primarily focused on converting our remaining regional companies to SAP, we have now begun to deploy resources toward the attainment of benefits, consistent with our implementation plan.”

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Thursday, January 26. The teleconference will be available by calling (888) 576-4397. The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference) are available in the “Investor Information” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through February 24 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through February 3. To listen, call (888) 203-1112 and enter passcode 4238569.

* See attached reconciliations and calculations of the non-GAAP adjusted earnings per diluted share, adjusted operating margin, adjusted cash from operations, free cash flow, and return on capital.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also a leading U.S. producer of atmospheric gases, carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. distributors of safety products, and a leading U.S. distributor of refrigerants, ammonia products, and process chemicals. More than 14,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: expectations for adjusted earnings per diluted share to be in the range of $1.04 to $1.08 (which includes $0.08 of SAP implementation costs and depreciation expense, compared to $0.04 in the prior year) for the fourth quarter of fiscal 2012, and in the range of $4.03 to $4.07 (which includes $0.33 of SAP implementation costs and depreciation expense, compared to $0.14 in fiscal 2011) for fiscal year 2012; expectations regarding SAP implementation risk, and the timing and magnitude of SAP implementation costs to be incurred and benefits to be achieved; and growth in welding and automation equipment revenues as an indicator of future activity levels. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns resulting from deterioration in current economic conditions; weakening in the operating and financial performance of our customers, which could negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic developments; customer acceptance of price increases; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding planned cost savings; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt our business and negatively impact customer relationships; higher than expected costs related to restructuring and Business Support Center transition; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; the economic recovery in the U.S.; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2011 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$1,153,751	$1,034,464	$3,505,134	$3,148,783

Costs and expenses:
Cost of products sold (excluding depreciation)	520,816	458,217	1,604,177	1,409,491
Selling, distribution and administrative expenses (a)	433,050	387,962	1,279,933	1,175,125
Restructuring and other special charges (b)	2,431	-	18,261	-
Costs (benefits) related to unsolicited takeover attempt (c)	(1,170)	17,558	(7,870)	26,032
Depreciation	61,575	56,131	182,224	166,610
Amortization	6,437	6,230	18,841	18,643
Total costs and expenses	1,023,139	926,098	3,095,566	2,795,901

Operating income	130,612	108,366	409,568	352,882

Interest expense, net	(15,741)	(18,471)	(49,815)	(45,815)
Losses on the extinguishment of debt (d)	-	-	-	(4,162)
Other income, net	1,375	1,036	1,524	1,278

Earnings before income taxes	116,246	90,931	361,277	304,183

Income taxes	(43,941)	(35,100)	(136,428)	(116,988)

Net earnings	$72,305	$55,831	$224,849	$187,195

Net earnings per common share:

Basic earnings per share	$0.95	$0.66	$2.93	$2.24

Diluted earnings per share	$0.93	$0.65	$2.87	$2.19

Weighted average shares outstanding:
Basic	75,940	84,057	76,632	83,739
Diluted	77,705	85,850	78,340	85,549

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	December 31,	March 31,
	2011	2011

ASSETS
Cash	$45,790	$57,218
Trade receivables, net	595,518	550,262
Inventories, net	393,363	362,502
Deferred income tax asset, net	53,954	50,132
Prepaid expenses and other current assets	114,026	100,531
TOTAL CURRENT ASSETS	1,202,651	1,120,645

Plant and equipment, net	2,562,702	2,455,758
Goodwill	1,141,160	1,117,336
Other intangible assets, net	199,578	197,168
Other non-current assets	52,549	44,974
TOTAL ASSETS	$5,158,640	$4,935,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$152,211	$163,091
Accrued expenses and other current liabilities	338,779	391,544
Short-term debt (e)	406,861	-
Current portion of long-term debt	10,743	9,868
TOTAL CURRENT LIABILITIES	908,594	564,503

Long-term debt, excluding current portion (f)	1,760,065	1,842,994
Deferred income tax liability, net	763,263	722,954
Other non-current liabilities	77,578	70,548

Stockholders’ equity	1,649,140	1,734,882
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,158,640	$4,935,881

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Nine Months Ended
	December 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$224,849	$187,195
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	182,224	166,610
Amortization	18,841	18,643
Impairment	2,500	-
Deferred income taxes	37,750	45,198
(Gain) loss on sales of plant and equipment	(65)	890
Stock-based compensation expense	21,352	19,535
Losses on the extinguishment of debt (d)	-	4,162

Changes in assets and liabilities, excluding effects of business acquisitions:
Securitization of trade receivables (g)	-	(295,000)
Trade receivables, net	(37,360)	(13,974)
Inventories, net	(27,059)	(24,978)
Prepaid expenses and other current assets	(10,908)	(4,238)
Accounts payable, trade	(9,801)	(39,161)
Accrued expenses and other current liabilities	(62,329)	28,289
Other non-current assets	2,059	1,385
Other non-current liabilities	(1,002)	(6,131)
Net cash provided by operating activities	341,051	88,425

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(263,398)	(180,522)
Proceeds from sales of plant and equipment	12,199	10,629
Business acquisitions and holdback settlements	(96,970)	(20,695)
Other, net	(1,473)	(1,072)
Net cash used in investing activities	(349,642)	(191,660)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in short-term debt (e)	406,701	-
Proceeds from borrowings of long-term debt	1,065,560	882,341
Repayment of long-term debt	(1,147,735)	(774,729)
Financing costs	(4,567)	(8,439)
Premium paid on call of senior subordinated notes (d)	-	(3,175)
Purchase of treasury stock (h)	(300,000)	-
Proceeds from the exercise of stock options	22,890	17,999
Stock issued for the Employee Stock Purchase Plan	11,361	11,015
Tax benefit realized from the exercise of stock options	10,914	6,373
Dividends paid to stockholders	(70,819)	(60,340)
Change in cash overdraft	2,858	20,204
Net cash (used in) provided by financing activities	(2,837)	91,249

Change in cash	$(11,428)	$(11,986)
Cash – Beginning of period	57,218	47,001
Cash – End of period	$45,790	$35,015

See attached Notes.

Notes:
a)	As collective bargaining agreements (“CBAs”) came up for renewal, the Company actively negotiated the withdrawal from multi-employer defined benefit pension plans (“MEPP”) replacing those retirement plans for CBA employees with defined contribution plans. As part of the withdrawal from a MEPP, the Company is required to fund its portion of the MEPP’s unfunded pension obligation. The withdrawal liability assessed by a MEPP is impacted by a number of factors, including investment returns, benefit levels, and continued participation by other employers in the MEPP. During the three months ended December 31, 2011, the Company incurred MEPP withdrawal charges of $3.4 million primarily related to the final withdrawal and assessment from a MEPP. Total MEPP withdrawal charges for the nine months ended December 31, 2011 were $4.3 million. MEPP withdrawal charges for the nine-month period ended December 31, 2010 were $4.6 million. These charges are reflected in selling, distribution and administrative expenses. The Company has successfully negotiated its withdrawal from all MEPPs in which it previously participated and has fully accrued for the related withdrawal assessments. Also included within selling, distribution and administrative expenses are costs related to the Company’s SAP implementation of $9.8 million and $2.1 million for the three months ended December 31, 2011 and 2010, respectively. SAP implementation costs of $24.1 million and $11.4 million were included in the consolidated results for the nine months ended December 31, 2011 and 2010, respectively.

b)	In May 2011, the Company announced its plan to realign its twelve regional distribution companies into four new divisions, and to consolidate its regional company accounting and certain administrative functions into four newly created Business Support Centers. During the three months ended December 31, 2011, the Company recorded restructuring and other related costs of $2.4 million primarily related to facility closure, transition staffing, and legal costs associated with the realignment. During the three months ended June 30, 2011, the Company recorded additional restructuring charges of $13.3 million associated with severance benefits expected to be paid under the Airgas, Inc. Severance Pay Plan to employees whose jobs are eliminated as a result of the realignment. Also included as a special charge is a $2.5 million asset impairment charge related to a liquid CO2 plant. In August 2011, the Company received 24 months notice that a supplier’s hydrogen plant, which generates CO2 as a by-product that serves as the feedstock for the Company’s co-located liquid CO2 plant, will cease operations in calendar year 2013. The Company expects the hydrogen plant to continue to supply the feedstock for its liquid CO2 plant during the intervening period. As a result of an impairment analysis performed on the assets at this location, Airgas recorded a charge of $2.5 million for the three months ended September 30, 2011.

c)	On February 11, 2010, Air Products & Chemicals, Inc. (“Air Products”) initiated an unsolicited tender offer for all of the Company’s outstanding shares of common stock. In connection with this unsolicited tender offer, Air Products filed an action against the Company and members of its Board in the Delaware Court of Chancery. On February 15, 2011, the Delaware Court of Chancery denied in their entirety all requests for relief by Air Products and dismissed with prejudice all claims asserted against the Company and its directors. Air Products promptly terminated its unsolicited tender offer and no appeal of the Court’s decision was filed. In connection with the unsolicited tender offer and related litigation, the Company incurred $60.0 million of legal and professional fees and other costs. During the three months ended December 31, 2011, the Company recognized a $1.2 million benefit from lower than previously estimated net costs related to the fiscal 2011 unsolicited takeover attempt. The Company previously recognized a $6.7 million benefit from lower than previously estimated net costs related to the unsolicited takeover attempt during the three months ended June 30, 2011. Total benefits of $7.9 million related to the unsolicited takeover attempt were recognized during the nine months ended December 31, 2011. During the three- and nine-month periods ended December 31, 2010, the Company incurred $17.6 million and $26.0 million of unsolicited takeover attempt costs, respectively.

d)	During the prior year period, the Company terminated its $1.7 billion credit facility (the “Prior Credit Facility”) which was scheduled to mature on July 25, 2011, and entered into a new $750 million credit facility (the “Credit Facility”) scheduled to mature on September 13, 2014. During the prior year period, in connection with the early termination of its Prior Credit Facility, the Company recognized a loss of $0.6 million associated with deferred financing costs. Additionally during the prior year period, the Company repurchased $30 million of its 7.125% senior subordinated notes that mature on October 1, 2018 (the “2018 Notes”). The repurchase resulted in a loss on the extinguishment of debt of $3.6 million related to the redemption premium and the write-off of deferred financing costs associated with the issuance of the notes, bringing the total losses on the extinguishment of debt to $4.2 million for the nine months ended December 31, 2010.

e)	In October 2011, the Company commenced a $750 million commercial paper program supported by its Credit Facility. This program allows the Company to obtain favorable short-term borrowing rates with maturities that may vary, but will generally not exceed 90 days from the date of issue. The Company has used proceeds from the commercial paper program to pay down amounts outstanding under its Credit Facility and for general corporate purposes. At December 31, 2011, $407 million was outstanding under the commercial paper program.

f)	On July 19, 2011, the Company amended and restated its Credit Facility, extending the maturity date to July 19, 2016 and reducing the applicable rates. All other significant terms of the Credit Facility, including the size of the facility, remained unchanged. Including the borrowings under the commercial paper program, approximately $257 million was available to the Company under the Credit Facility at December 31, 2011.

g)	On April 1, 2010, the Company adopted new accounting guidance that affected the presentation of its trade receivables securitization program. As a result of implementing the new guidance, funding under the agreement of $295 million on April 1, 2010 was reflected in the statement of cash flows as a use of cash from the securitization of trade receivables under net cash provided by operating activities and as a source of cash under net cash provided by financing activities.

h)	During the three months ended June 30, 2011, the Company completed a $300 million share repurchase program announced on May 5, 2011, repurchasing 4.46 million shares on the open market at an average price of $67.19.

i)	Business segment information for the Company’s Distribution and All Other Operations business segments is presented below. Certain reclassifications were made to the presentation of business segment operating results for the prior periods to conform to the current period presentation. These reclassifications were primarily the result of changes made to the allocation of corporate operating expenses. Although corporate operating expenses are generally allocated to each business segment based on sales dollars, the Company reports expenses (excluding depreciation) related to the implementation of its SAP system under selling, distribution and administrative expenses in the eliminations and other column below. Previously, these costs were allocated to each business segment based on sales dollars. Costs associated with the Company’s withdrawal from various MEPPs, which were previously allocated to each business segment based on the respective segment incurring the costs, are also reported under selling, distribution and administrative expenses in the eliminations and other column below. Consolidated operating income and net earnings for the prior periods were not impacted by these reclassifications. Additionally, the Company’s restructuring and other special charges and the legal, professional and other costs incurred as a result of Air Products’ unsolicited takeover attempt are not allocated to the Company’s business segments. These costs (benefits) are also reflected in the eliminations and other column below.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	December 31, 2011				December 31, 2010
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$611,005	$119,409	$(8,959)	$721,455	$564,134	$104,277	$(7,808)	$660,603
Hardgoods	430,724	1,578	(6)	432,296	372,570	1,298	(7)	373,861
Total net sales	1,041,729	120,987	(8,965)	1,153,751	936,704	105,575	(7,815)	1,034,464

Cost of products sold (excluding depreciation)	467,999	61,782	(8,965)	520,816	411,057	54,975	(7,815)	458,217
Selling, distribution and administrative expenses	379,894	40,002	13,154	433,050	352,238	33,653	2,071	387,962
Restructuring and other special charges	-	-	2,431	2,431	-	-	-	-
Costs (benefits) related to unsolicited takeover attempt	-	-	(1,170)	(1,170)	-	-	17,558	17,558
Depreciation	56,695	4,880	-	61,575	52,249	3,882	-	56,131
Amortization	5,171	1,266	-	6,437	5,069	1,161	-	6,230
Operating income	$131,970	$13,057	$(14,415)	$130,612	$116,091	$11,904	$(19,629)	$108,366

	(Unaudited)				(Unaudited)
	Nine Months Ended				Nine Months Ended
	December 31, 2011				December 31, 2010
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$1,827,302	$404,554	$(28,584)	$2,203,272	$1,683,551	$354,969	$(23,436)	$2,015,084
Hardgoods	1,297,343	4,533	(14)	1,301,862	1,129,278	4,439	(18)	1,133,699
Total net sales	3,124,645	409,087	(28,598)	3,505,134	2,812,829	359,408	(23,454)	3,148,783

Cost of products sold (excluding depreciation)	1,414,059	218,716	(28,598)	1,604,177	1,245,419	187,526	(23,454)	1,409,491
Selling, distribution and administrative expenses	1,131,263	120,258	28,412	1,279,933	1,059,037	100,070	16,018	1,175,125
Restructuring and other special charges	-	-	18,261	18,261	-	-	-	-
Costs (benefits) related to unsolicited takeover attempt	-	-	(7,870)	(7,870)	-	-	26,032	26,032
Depreciation	168,026	14,198	-	182,224	155,169	11,441	-	166,610
Amortization	15,075	3,766	-	18,841	15,158	3,485	-	18,643
Operating income	$396,222	$52,149	$(38,803)	$409,568	$338,046	$56,886	$(42,050)	$352,882

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings per Diluted Share and Earnings Guidance

Reconciliations of adjusted earnings per diluted share and earnings guidance:

	Three Months Ended
	December 31,
	2011	2010

Earnings per diluted share	$0.93	$0.65

Adjustments to earnings per diluted share:
Restructuring and other special charges	0.02	-
Costs (benefits) related to unsolicited takeover attempt	(0.01)	0.13
Multi-employer pension plan withdrawal charges	0.03	-
One-time interest penalty	-	0.02
Adjusted earnings per diluted share	$0.97	$0.80

	Three	(Guidance Range)			(Updated Guidance Range)
	Months	Three Months Ending		Year	Year Ending
	Ended	March 31, 2012		Ended	March 31, 2012
	Mar. 31,			Mar. 31,
	2011	Low	High	2011	Low	High

Earnings per diluted share	$0.74	$1.00	$1.04	$2.93	$3.86	$3.90

Adjustments to earnings per diluted share:
Restructuring and other special charges	-	0.04	0.04	-	0.19	0.19
Costs (benefits) related to unsolicited takeover attempt	0.14	-	-	0.33	(0.06)	(0.06)
Losses on the extinguishment of debt	-	-	-	0.03	-	-
Multi-employer pension plan withdrawal charges	-	-	-	0.03	0.04	0.04
One-time interest penalty	-	-	-	0.02	-	-

Adjusted earnings per diluted share	$0.88	$1.04	$1.08	$3.34	$4.03	$4.07
Year-over-year change		18%	23%		21%	22%

Guidance for adjusted earnings per diluted share excludes Business Support Center restructuring charges and related costs, asset impairment charges, any net impact related to the 2011 unsolicited takeover attempt, and any MEPP withdrawal charges.

The Company believes its adjusted earnings per diluted share metric provides investors meaningful insight into its earnings performance without the impact of Business Support Center restructuring charges and related costs, asset impairment charges, costs (benefits) related to Air Products’ unsolicited takeover attempt, MEPP withdrawal charges, one-time interest penalty, and debt extinguishment charges. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted earnings per diluted share metric may be different from adjusted earnings per diluted share metrics provided by other companies.

Adjusted Operating Margin

Reconciliations of adjusted operating margin:

	Three Months Ended
	December 31,
(In thousands)	2011	2010

Net sales	$1,153,751	$1,034,464

Operating income	$130,612	$108,366

Operating margin	11.3%	10.5%

Adjustments to operating income:
Restructuring and other special charges	2,431	-
Costs (benefits) related to unsolicited takeover attempt	(1,170)	17,558
Multi-employer pension withdrawal charges	3,404	-
Adjusted operating income	$135,277	$125,924

Adjusted operating margin	11.7%	12.2%

The Company believes its adjusted operating margin metric helps investors assess its operating performance without the impact of Business Support Center restructuring charges and related costs, asset impairment charges, costs (benefits) related to Air Products’ unsolicited takeover attempt, and MEPP withdrawal charges. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted operating margin metric may be different from the adjusted operating margin metrics provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	December 31,
(In thousands)	2011	2010

Operating income - trailing four quarters	$525,067	$434,765
Adjustments to operating income:
Restructuring and other special charges	18,261	-
Costs related to unsolicited takeover attempt	10,504	49,467
Multi-employer pension plan withdrawal charges	4,304	4,623
Adjusted operating income - trailing four quarters	$558,136	$488,855

Average of total assets	$5,023,848	$4,689,130
Average of securitized trade receivables	-	112,580
Average of current liabilities (exclusive of debt)	(504,061)	(467,405)
Average capital employed	$4,519,787	$4,334,305

Return on capital	12.3%	11.3%

The Company believes its return on capital metric helps investors assess how effectively it uses the capital invested in its operations. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s return on capital metric may be different from the return on capital metrics provided by other companies.

Free Cash Flow and Adjusted Cash from Operations

Reconciliations and computations of free cash flow and adjusted cash from operations:

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(In thousands)	2011	2010	2011	2010

Net cash provided by operating activities	$139,799	$104,982	$341,051	$88,425

Adjustments to cash provided by operating activities:
Cash used by the securitization of trade receivables	-	-	-	295,000
Stock issued for Employee Stock Purchase Plan	3,980	3,641	11,361	11,015
Tax benefit realized from the exercise of stock options	6,192	2,087	10,914	6,373
Cash expenditures related to unsolicited takeover attempt	-	8,853	35,084	18,059
Cash expenditures related to MEPP withdrawals	9,571	-	18,323	-
Adjusted cash from operations	159,542	119,563	416,733	418,872

Capital expenditures	(96,586)	(63,185)	(263,398)	(180,522)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	3,812	4,181	12,199	10,629
Operating lease buyouts	2,345	6,418	9,218	6,418
Adjusted capital expenditures	(90,429)	(52,586)	(241,981)	(163,475)

Free cash flow	$69,113	$66,977	$174,752	$255,397

The Company believes its free cash flow and adjusted cash from operations metrics provide investors meaningful insight into its ability to generate cash from operations, excluding the impact of cash used related to Air Products’ unsolicited takeover attempt and MEPP withdrawals, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the repayment of debt, the payment of dividends, or to support other investing and financing activities. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s free cash flow and adjusted cash from operations metrics may be different from free cash flow and adjusted cash from operations metrics provided by other companies.

CONTACT:
Airgas, Inc.
Media Contact:
Jay Worley, 610-902-6206
jay.worley@airgas.com
or
Investor Contact:
Barry Strzelec, 610-902-6256
barry.strzelec@airgas.com